EXHIBIT 5




April 17, 1996



Control Data Systems, Inc.
4201 Lexington Avenue North
Arden Hills, Minnesota 55126

Re:  EXHIBIT 5 to Registration Statement on Form S-3

Ladies/Gentlemen:

     We are acting as corporate counsel to Control Data Systems, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 300,000 shares of the Company's Common Stock (the "Shares") which may be offered for sale by certain shareholders (the "Selling Shareholders") who acquire the Shares upon exercise of outstanding Warrants issued in the Company's acquisition of Evernet Systems, Inc. in June 1993.

     In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

1. The Company's Restated Articles of Incorporation, as amended.

2. The Company's Restate Bylaws.

3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Shares.

4. The Registration Statement.

     Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

1. The Shares are validly authorized by the Company's Articles of Incorporation.

2. The Shares, when issued in accordance with the terms of outstanding warrants, will be validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.




By /s/ David C. Grorud, Esq.
David C. Grorud
Fredrikson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, Minnesota 55402
Telephone:  612-347-7032
Fax:  612-347-7077